Exhibit 4.4

EXECUTION VERSION

ESCROW AGREEMENT

This Escrow Agreement dated as of July 2, 2012 (the “Escrow Agreement”), is entered into by and among Sonic Automotive, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, as Trustee (the “Trustee”) and Wilmington Trust, National Association, as escrow agent (“Escrow Agent”).

RECITALS

This Escrow Agreement is being entered into in connection with (i) the Purchase Agreement (the “Purchase Agreement”), dated June 25, 2012, among the Company and Merrill Lynch, Pierce, Fenner & Smith, as representative (the “Representative”) of the several initial purchasers named on Schedule A thereto (collectively, the “Initial Purchasers”), and (ii) the Indenture, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the guarantors set forth on the signature pages thereto (each a “Guarantor” and, collectively, the “Guarantors”) and the Trustee, governing the Company’s $200,000,000 in aggregate principal amount of 7.00% Senior Subordinated Notes due 2022 (the “Notes”).

The Company agrees to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

In consideration of the promises and agreements of each of the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1 Receipt of Escrow Property. Upon the date of execution hereof (the “Closing Date”):

(a) The Company (i) shall direct the Representative to deliver to the Escrow Agent the amount of $196,470,000 in immediately available funds, and (ii) shall deliver to the Escrow Agent $1,750,000 in immediately available funds (such amounts in (i) and (ii) collectively, the “Proceeds”) which Proceeds shall be maintained by the Escrow Agent in an account designated as the “Sonic Escrow Account” (the “Escrow Account”).

(b) The Company shall deliver to the Escrow Agent an additional $4,355,555.56, representing the amount of interest that would accrue on the Notes from the Closing Date up to but not including October 23, 2012 (which is 120 days after the date of the Purchase Agreement) (the “Escrow End Date”) (the foregoing interest amount being the “Interest Deposit” and together with the Proceeds, plus all interest, dividends and other distributions and payments thereon, collectively referred to herein as the “Escrow Property”), which Interest Deposit shall be maintained by the Escrow Agent in the Escrow Account.

Section 1.2 Investments.

(a) The Escrow Agent is authorized and directed by the Company to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit A hereto. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.

(b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Company and Trustee acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3 Disbursements.

The Escrow Agent is directed to distribute the Escrow Property in the following manner:

(a) if at any time on or prior to the Escrow End Date the Escrow Agent receives an officers’ certificate from the Company substantially in the form of Exhibit D hereto, dated as of one Business Day prior to the date the Escrow Property is to be released pursuant to the Release Notice (as defined below), executed by two of the authorized representatives of the Company identified on Exhibit B hereto (each such representative, an “Authorized Person”) and certifying to the Escrow Agent as to the matters set forth therein (an “Officers’ Certificate”), and a written notice substantially in the form of Exhibit E hereto, executed by an Authorized Person of the Company (a “Release Notice”), the Escrow Agent shall on the Business Day stated in the Release Notice, provided that the Release Notice and the Officers’ Certificate are received by the Escrow Agent by 11:00 a.m. Eastern time on the Business Day prior to the Escrow Property release date, release (i) the amount of the Escrow Property in the Escrow Account specified in the Release Notice to the Representative as provided in Section 1.4(b) as directed and in the manner set forth in the Release Notice from the Company, (ii) the amount of Escrow Property in the Escrow Account specified in the Release Notice to U.S. Bank National Association, as paying agent (the “Company Paying Agent”) for Company’s existing debt holders and (iii) the amount of the Escrow Property in the Escrow Account specified in the Release Notice to the Company; or

(b) if at any time prior to the Escrow End Date, the Escrow Agent receives an Officers’ Certificate from the Company setting forth the date on which a Special Mandatory Redemption will occur (a “Redemption Notice”) in the form of Exhibit F hereto, and a Release Notice, substantially in the form of Exhibit E hereto, executed by an Authorized Person of the Company, the Escrow Agent shall liquidate the Escrow Property in the Escrow Account no later than one Business Day prior to the date specified for the Special Mandatory Redemption, and shall (i) deliver the amount of the Escrow Property from the Escrow Account to the Trustee as directed and in the manner set forth in the Release Notice from the Company and (ii) deliver the remainder of the Escrow Property in the Escrow Account, if any, to the Company as directed and in the manner set forth in the Release Notice from the Company; or

(c) if a Release Notice has not been delivered by 5:00 p.m. Eastern time on the Escrow End Date, by no later than 12:00 p.m. noon Eastern time on the first Business Day following the Escrow End Date the Company hereby directs the Escrow Agent to liquidate the Escrow Property and deliver all the Escrow Property from the Escrow Account to the Trustee for application to the Special Mandatory Redemption of the Notes pursuant to Section 3.10 of the Indenture.

Section 1.4. Escrow Property.

(a) Escrow Property will be held in the following account:

Sonic Escrow Account, account number XXXXXX-XXX

Wire Instructions:

ABA #	XXXXXXXXX
Bank Name	Wilmington Trust
Account #	XXXXXX-XXX
Reference	Sonic Escrow Account
Contact Person	Attention: Jane Schweiger

The above referenced Escrow Account will be established with the Escrow Agent or an affiliate in the name of the Escrow Agent, as escrow agent on behalf of the Company, and the Escrow Agent shall administer the Escrow Account in accordance with the provisions of this Escrow Agreement, including, without limitation, holding in escrow, investing and reinvesting, and releasing or distributing the Escrow Property.

(b) If the Escrow Property is released pursuant to a Release Notice as described in Section 1.3(a) hereof, the Company shall cause 50% of the Discount (as defined in the Purchase Agreement) to be paid as described in the Release Notice.

(c) The Company represents and warrants that as of the date hereof it is duly formed and validly existing as a corporation under the laws of the State of Delaware and is not organized under the laws of any other jurisdiction, and the Company hereby agrees that, prior to the termination of this Escrow Agreement, it will not change its name or jurisdiction of organization without giving the Escrow Agent, Trustee and the Initial Purchasers not less than 10 days’ prior written notice thereof.

Section 1.5 Income Tax Allocation and Reporting.

(a) The Company agrees that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Company, whether or not such income was disbursed during such calendar year. The Company will be responsible for tax reporting.

(b) Prior to the execution of this Escrow Agreement, the Company shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Company understands that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Company shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.6 Termination. This Escrow Agreement shall terminate on the date upon which all of the Escrow Property has been distributed in accordance with this Escrow Agreement, and upon such date, this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 1.4, 1.5(c), 3.1 and 3.2 hereof shall survive termination

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1 Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to the Company or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of the Company to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or non-performance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2 Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees and the Escrow Agent shall not be responsible for any misconduct or negligence of such agents, representatives, attorneys, custodians, and/or nominees who are not employees of the Escrow Agent.

Section 2.3 Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Company or its agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Company shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B to this Escrow Agreement.

Section 2.4 Right Not Duty Undertaken. The permissive rights of the Escrow Agent or Trustee to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5 No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1 Indemnification. The Company shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other reasonable professional fees and expenses which the Escrow Agent may suffer or incur by reason of (i) any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, (ii) any disbursement of Escrow Property made pursuant to a Release Notice delivered by the Company pursuant to Section 1.3(a) or (b) or (iii) the failure of the Representative or the Company to deliver any Escrow Property in accordance with the directions of any Release Notice delivered pursuant to Section 1.3(a), unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2 Limitation of Liability. The Escrow Agent shall not be liable, directly or indirectly, for any (i) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special, indirect or consequential damages or losses of any kind whatsoever (including without limitation lost profits, even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action. The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

Section 3.3 Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Company, and the Company may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Company, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Company has failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Company.

Section 3.4 Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5 Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6 Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7 Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and shall, whether it responds or not, provide the Trustee with prompt written notice of any such attachment, garnishment, levy, court order, injunction, judgment or decree. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9 Trustee’s Rights. The rights, privileges, protections, immunities and indemnities in favor of the Escrow Agent in this Escrow Agreement shall also apply to the Trustee, and shall be in addition to (and not in substitution of) the rights, privileges, protections and indemnities in favor of the Trustee under the Indenture.

Section 3.10 Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Escrow Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with Wilmington Trust, National Association. The parties to this Escrow Agreement agree that they will provide the Escrow Agent with such information as it may request in order for the Escrow Agent to satisfy the requirements of the USA Patriot Act.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Due Authorization, Execution and Delivery. The Company hereby represents and warrants (i) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Escrow Agreement by the Company does not and will not violate any applicable law or regulation in any material respect.

Section 4.2 Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Company and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of the Company shall be binding unless and until written notice of such assignment shall be delivered to the Escrow Agent and shall require the prior written consent of the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.3 Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five Business Days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Company to notify the Escrow Agent in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to the Company:

Sonic Automotive, Inc.
4401 Colwick Road
Charlotte, North Carolina 28211
Facsimile:	(704) 973-9304
Attention:	Stephen K. Coss

with a copy to (which copy shall not be deemed notice):

Dykema Gossett PLLC
100 North Tryon Street, Suite 2700
Charlotte, North Carolina 28202
Facsimile:	(704) 335-2740
Attention:	Thomas H. O’Donnell, Esq.
Melinda S. Blundell, Esq.

If to the Escrow Agent:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attn: Jane Schweiger
Facsimile (612) 217-5651

If to the Trustee:

U.S. Bank National Association
Attn: Global Corporate Trust Services
EP-MN-WS3C
60 Livingston Avenue
St. Paul, Minnesota 55107-1419

Wire Instructions:
BBK: U.S. Bank N.A. (091000022)
BNF: U.S. Bank Trust N.A.
AC: 170225065771
OBI: TFM
REF: 163216000

Section 4.4 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.5 Partial Enforceability. The invalidity, illegality or unenforceability of any section, paragraph or provision of this Escrow Agreement shall not affect the validity, legality or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Escrow Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 4.5 Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6 Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7 Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8 Executory Contract. To the extent that any of this Escrow Agreement, the Indenture or any other agreement relating to the Notes is deemed to be an “executory contract” under Section 365 of Title 11, U.S. Code (“Section 365”), the Company acknowledges and agrees that this Escrow Agreement and any such other agreements constitute a contract to make a loan, or extend other debt financing or financial accommodations, as described in Section 365(c)(2), and as such are not assumable under Section 365(a) or otherwise enforceable by a debtor or trustee in bankruptcy.

Section 4.9 Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.10 Business Days. For purposes of this Escrow Agreement, “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the City of New York.

Section 4.11 Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

SONIC AUTOMOTIVE, INC.

By:	/s/ David P Cosper
	Name:	David P. Cosper
Title: Vice Chairman and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Timothy P. Mowdy
	Name:	Timothy P. Mowdy
	Title:	Vice President

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Direction for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit all cash in the Account into a non-interest bearing FDIC fully-insured deposit account to the extent available.

[                                                             ]

Authorized Representative

SONIC AUTOMOTIVE, INC.

[                                                             ]

Date

EXHIBIT B

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Sonic Automotive, Inc. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B is attached

Name/Title	Specimen Signature

David P. Cosper	/s/ David P. Cosper
Name	Signature

Vice Chairman and Chief Financial Officer
Title

Stephen K. Coss	/s/ Stephen K. Coss
Name	Signature

Senior Vice President, General Counsel and Secretary
Title

Rich Tritel	/s/ Rich Tritel
Name	Signature

Treasurer
Title

EXHIBIT C

SCHEDULE OF FEES

to act as ESCROW AGENT for

SONIC AUTOMOTIVE, INC.

EXHIBIT D

Officers’ Certificate

of

SONIC AUTOMOTIVE, INC.

[            ], 2012

This certificate is being delivered pursuant to Section 1.3(a) of the Escrow Agreement, dated as of June 25, 2012 (the “Escrow Agreement”), by and among Sonic Automotive, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, a national banking association, in its capacity as Trustee (the “Trustee”) and Wilmington Trust, National Association, a national banking association, in its capacity as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein have the respective meanings specified in the Indenture, dated as of July 2, 2012 (the “Indenture”), among the Company, the guarantors set forth on the signature pages thereto (each a “Guarantor” and, collectively, the “Guarantors”) and the Trustee, governing the Company’s $200,000,000 in aggregate principal amount of 7.00% Senior Subordinated Notes due 2022 (the “Notes”).

The Company hereby certifies to the Escrow Agent through the undersigned officer that substantially concurrently with the release of the Escrow Property pursuant to Section 1.3(a):

1. The Company has accepted for exchange at least $80.0 million aggregate principal amount of its outstanding 5.0% Convertible Senior Notes due 2029 prior to October 23, 2012; and

2. No Default or Event of Default has occurred and is continuing under the Indenture.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company, through the undersigned officers, has signed this officers’ certificate as of the date first written above.

SONIC AUTOMOTIVE, INC.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

Release Notice

[            ], 2012

Reference is hereby made to the Escrow Agreement, dated as of July 2, 2012 (the “Escrow Agreement”), by and among Sonic Automotive, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, a national banking association, in its capacity as Trustee (the “Trustee”) and Wilmington Trust, National Association, a national banking association, in its capacity as escrow agent (the “Escrow Agent”). Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Escrow Agreement.

Pursuant to the Escrow Agreement, the Company hereby authorizes the release by the Escrow Agent of the Escrow Property in the aggregate amount of:

[Choose one of the following as applicable]

[Choose if a release pursuant to Section 1.3(a)]

(a) $1,750,000 representing 50% of the Discount (defined as 1.75% of the aggregate principal amount of the Notes), payable to the Initial Purchasers pursuant to the wire instructions on Schedule I attached hereto, which Discount is the fee payable to the Initial Purchasers pursuant to the Purchase Agreement;

(b) $[            ] representing certain of the Proceeds, less the amount pay- able under the foregoing clause (a) with respect to 50% of the Discount, is directed to be delivered to the Company Paying Agent pursuant to the wire instructions on Schedule II attached hereto; and

(c) $4,355,555.56 representing the entire Interest Deposit and the remainder of the Escrow Property in the Escrow Account is authorized to be delivered by the Company to or for such accounts as the Company determines in its sole discretion.

[Choose if a Special Mandatory Redemption is triggered and Escrow Property is to be distributed pursuant to Section 1.3(b) or Section 1.3(c)]

(a) $[            ] representing the Proceeds and the amount of Interest Deposit calculated based on the number of days from the Closing Date up to, but not including, the date of the Special Mandatory Redemption (the amounts collectively, the “Special Mandatory Redemption Price”) to the Paying Agent (as defined in the Indenture) pursuant to the wire instructions on Schedule I attached hereto; and

(b) $[            ] representing the excess Escrow Property in the Escrow Accounts payable to the Company, which the Company hereby directs to be delivered to the Company, pursuant to the wire instructions on Schedule II attached hereto.

IN WITNESS WHEREOF, the undersigned has caused this Release Notice to be duly executed and delivered as of the first date written above.

SONIC AUTOMOTIVE, INC.

By:
Name:
Title:

EXHIBIT F

Redemption Notice

NOTICE IS HEREBY GIVEN THAT, pursuant to Section 203 of the Indenture dated as of July 2, 2012 (the “Indenture”), by and among Sonic Automotive, Inc., a Delaware corporation (the “Company”), the guarantors set forth on the signature pages thereto and U.S. Bank National Association, a national banking association, in its capacity as trustee (the “Trustee”), all of the outstanding Notes are hereby called for redemption on [            ], 2012 (the “Special Mandatory Redemption Date”) at a redemption price equal to 100% of the issue price of the Notes, together with accrued and unpaid interest on the Notes from the Issue Date up to but not including the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Indenture.

If payment is requested to be made to any person other than the registered holder, a written instrument of transfer duly executed by the registered holder must accompany the Notes.

The Notes should be surrendered to the Paying Agent for payment of the Special Mandatory Redemption Price at the office of the Paying Agent as follows:

[By Mail]        [By Hand]        [By Courier]

The method chosen for the delivery of the Notes is at the option and risk of the holder. If delivery is by mail, use of registered or certified mail, properly insured is suggested. Notes held through The Depository Trust Company (“DTC”) or Euroclear/Clearstream should be surrendered for redemption in accordance with DTC or Euroclear/Clearstream as applicable.

SONIC AUTOMOTIVE, INC.

By:
Name:
Title: